Exhibit 99.1

Inspired Announces Receipt of Nasdaq Listing Determination; To Request Hearing

NEW YORK, March 24, 2017 /PRNewswire/ -- Inspired Entertainment, Inc. (the “Company”) (Nasdaq: INSE; INSEW) today announced that on March 21, 2017, the Company received notice from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“Nasdaq”) that, based upon the Company’s non-compliance with the minimum round lot shareholder requirements for the listing of its common stock and warrants on The Nasdaq Capital Market under Nasdaq Listing Rules 5505(a)(3) and 5515(a)(4), respectively, the Company’s securities would be subject to delisting from Nasdaq unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”). The Company intends to timely request a hearing before the Panel, which request will stay any delisting action by Nasdaq at least pending the issuance of the Panel’s decision following the hearing and the expiration of any extension of time granted to the Company by the Panel. The Panel has the discretion to grant the Company an extension through no later than September 18, 2017. The Company is diligently working to evidence compliance with all applicable Nasdaq listing criteria.

About Inspired Entertainment, Inc.

Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and Server Based gaming systems with associated terminals and digital content to regulated betting and gaming operators around the world. Inspired currently operates more than 25,000 digital gaming terminals and supplies its Virtual Sports products in more than 35,000 venues and on over 100 websites in 30 countries. Inspired employs over 800 employees in the UK and elsewhere, developing and operating digital games and networks.

Additional information can be found at www.inseinc.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on Inspired’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in Inspired’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov.

Contact:

For Investors

Daniel Silvers

daniel.silvers@ingg.com

+1 646 820-0860

For Press and Sales

Elinor Fewster

elinor.fewster@ingg.com

t: +44 20 7456 9016 | m: +44 7973808951